www.mspc.cpa An independent firm associated with 340 North Avenue, Cranford, NJ 07016-2496 908 272-7000 Moore Global Network Limited 546 5th Avenue, 6th Floor, New York, NY 10036-5000 212 682-1234 Exhibit 1 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Commissioners: We have read the "Recent and Other Developments" section of the unaudited condensed interim financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations of SFL Corporation Ltd. ("SFL" or the "Company") for the nine months ended September 30, 2022 contained in the Form 6-K dated November 25, 2022, and have the following comments: 1. We agree with the statements made in paragraphs one, two, three and four in the section "Change in the Company’s Certifying Accountant". 2. We have no basis on which to agree or disagree with other statements of the registrant contained therein. Yours truly, MSPC Certified Public Accountants and Advisors, A Professional Corporation New York, New York November 25, 2022